EXHIBIT 5

June 16, 2008

IBERIABANK Corporation

200 West Congress Street

Lafayette, LA 70501

Dear Sirs:

We have acted as special counsel to IBERIABANK Corporation, a Louisiana corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to 300,000 shares of common stock, par value $1.00 per share (the “Common Stock”), of the Company which may be issued pursuant to the IBERIABANK Corporation 2008 Stock Incentive Plan (the “Plan”), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

By:	/s/ Margaret F. Murphy